Exhibit 99.1

December 7, 2010

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Financial Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SOUTHWEST GAS ANNOUNCES PRICING OF

$125 MILLION 4.45% SENIOR NOTES DUE 2020

LAS VEGAS, NV – Southwest Gas Corporation (NYSE: SWX) today announced that it has priced a registered public offering of $125 million aggregate principal amount of its Senior Notes due 2020. The notes will bear interest at a rate of 4.45% per annum, payable semi-annually in arrears on June 1 and December 1 of each year beginning on June 1, 2011. The notes will mature on December 1, 2020. The offering is expected to close on December 10, 2010, subject to the satisfaction of customary closing conditions.

U.S. Bancorp Investments, Inc. and KeyBanc Capital Markets Inc. are acting as joint book-running managers, and Mitsubishi UFJ Securities (USA), Inc. is acting as co-manager for the offering.

Southwest Gas stated that it expects to use approximately $75 million of the net proceeds from the offering in connection with its repayment of the $200 million outstanding principal amount of its 8.375% Senior Notes when they mature on February 15, 2011. The balance of the net proceeds may be used for general corporate purposes.

The notes will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering of the notes has been filed with the SEC, and Southwest Gas will file a final version of the prospectus supplement with the SEC. Copies of each prospectus supplement and the accompanying base prospectus relating to the offering can be obtained by visiting the SEC’s Website at http://www.sec.gov and from: U.S. Bancorp Investments, Inc. at 214 North Tryon Street, 26th Floor, Charlotte, North Carolina, 28208, (877) 558-2607, mark.ledford@usbank.com, and KeyBanc Capital Markets Inc. at 127 Public Square, Cleveland, Ohio 44114, (866) 227-6479, emcdermott@keybanccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would not be permitted.

Southwest Gas Corporation provides natural gas service to customers in Arizona, Nevada, and California. As of September 30, 2010, Southwest Gas Corporation had approximately 1,820,000 natural gas customers.

Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Southwest Gas’ filings with the SEC, including its Forms 10-K, 10-Q, and 8-K. In particular, there can be no assurances that the offering of the notes will be consummated within the expected timing, on the proposed terms or at all.